CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
3.000% InterNotes® Due October 15, 2019	$6,664,000	$763.69

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(2)	The amount in this column has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

 Filed Under Rule 424(b)(3), Registration Statement No. 333-155631 Pricing Supplement Number 242 Dated October 24, 2011 (To: Prospectus Dated November 24, 2008 and Prospectus Supplement Dated November 26, 2008)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FNQ5	$6,664,000	100.000%	1.550%	$6,560,708.00	Fixed	3.000%	MONTHLY	10/15/2019	11/15/2011	$1.50	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, October 17, 2011 through Monday, October 24, 2011 Trade Date: Monday, October 24, 2011 @12:00 PM ET Settlement Date: Thursday, October 27, 2011 Minimum Denomination/Increments:$1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Banc of America Securities LLC, Incapital, LLC, Comerica Securities, Edward D. Jones & Co., L.P., J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
    InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
National Rural Utilities Cooperative Finance Corp Prospectus Dated November 24, 2008